Exhibit 35.4

Corporate Trust Services N9300-070 600 S 4th Street, 7th Floor Minneapolis, MN 55415-1526 Jane.e.labouliere@wellsfargo.com

Annual Statement as to Compliance

On November 1, 2021, Wells Fargo Bank, N.A. and certain of its affiliates sold substantially all of its Corporate Trust Services business to Computershare Trust Company, N.A. (“Computershare Trust Company”), Computershare Delaware Trust Company and Computershare Limited. Wells Fargo Bank, N.A. did not transfer on November 1, 2021, and as of December 31, 2021, has not transferred to Computershare Trust Company or an affiliate its roles, and the duties, rights, and liabilities for such roles, under the relevant agreements for the transactions listed on Schedule I hereto. As of November 1, 2021, for all the transactions listed on Schedule I hereto, Computershare Trust Company or an affiliate, as agent for Wells Fargo Bank, N.A., performs all or virtually all of Wells Fargo Bank, N.A.’s obligations under the applicable Servicing Agreements. Computershare Trust Company’s obligations as agent for Wells Fargo Bank, N.A. are set forth in a servicing agreement between the parties.

Per the applicable Servicing Agreement for each of the transactions listed on Schedule I hereto, the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., in its applicable capacity(ies) as listed on Schedule I ("Wells Fargo"), hereby certifies as follows as of and for the year ending December 31, 2021 (the "Reporting Period"):

(a)

A review of Wells Fargo’s activities during the Reporting Period and of its performance under the applicable Servicing Agreement, including a review of the activities and performance of its agent Computershare Trust Company from November 1, 2021 through and including December 31, 2021 (the “Post-Sale Reporting Period”), has been made under such officer’s supervision; and

(b)

To the best of such officer’s knowledge, based on such review, Wells Fargo, either directly, or through its agent Computershare Trust Company during the Post-Sale Reporting Period, has fulfilled all of its obligations under the applicable Servicing Agreement in all material respects throughout the Reporting Period.

Date: February 21, 2022

/s/ Jane Labouliere	/s/ Robin A. Phelan
Jane Labouliere	Robin A. Phelan
Vice President	Assistant Secretary

© 2022 Wells Fargo Bank, N.A. All rights reserved.

Schedule I:

Transaction	Servicing Agreement	Servicing Agreement Date	Wells Fargo Capacity(ies)
Sequoia Mortgage Trust 2012-5 Mortgage Pass- Through Certificates, Series 2012-5	Amended and Restated Pooling & Servicing Agreement	01/01/2014	Master Servicer
Sequoia Mortgage Trust 2012-6 Mortgage Pass- Through Certificates, Series 2012-6	Amended and Restated Pooling & Servicing Agreement	01/01/2014	Master Servicer
Sequoia Mortgage Trust 2013-2 Mortgage Pass- Through Certificates, Series 2013-2	Amended and Restated Pooling & Servicing Agreement	01/01/2014	Master Servicer
Sequoia Mortgage Trust 2013-3 Mortgage Pass- Through Certificates, Series 2013-3	Amended and Restated Pooling & Servicing Agreement	01/01/2014	Master Servicer
Sequoia Mortgage Trust 2013-4 Mortgage Pass- Through Certificates, Series 2013-4	Amended and Restated Pooling & Servicing Agreement	01/01/2014	Master Servicer
Sequoia Mortgage Trust 2013-6 Mortgage Pass- Through Certificates, Series 2013-6	Amended and Restated Pooling & Servicing Agreement	01/01/2014	Master Servicer
Sequoia Mortgage Trust 2013-7 Mortgage Pass- Through Certificates, Series 2013-7	Amended and Restated Pooling & Servicing Agreement	01/01/2014	Master Servicer

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